Exhibit (a)(7)
July 31, 2007
Dear Meridian Gold Employee:
Earlier today we announced that Meridian Gold’s Board of Directors has carefully reviewed Yamana’s unsolicited tender offer for our company and has voted to recommend that Meridian Gold shareholders reject the offer and not tender any of their shares to Yamana. I want to take this opportunity to briefly discuss this announcement and what it means for Meridian Gold employees.
The Board of Directors’ reasons for recommending that shareholders reject Yamana’s unsolicited offer include, among other factors, that the offer:
•	fails to adequately compensate shareholders for the value of Meridian Gold’s world-class precious metal asset base,, our successful exploration, development and operating track record, and our very attractive development pipeline;

•	does not reflect an adequate premium for control of the company;

•	is subject to numerous open ended conditions and the further uncertainty created by the complex three-way transaction proposed with Northern Orion; and

•	exposes Meridian Gold shareholders to increased risks such as a significantly greater base metals exposure, project development and financing concerns, greater geopolitical risk and potential future shareholder dilution.
Simply put, the Board of Directors believes that the Yamana offer is not in the best interests of the company or its shareholders.
The Board and I appreciate that Yamana’s actions may be causing you some uncertainty. However, during this time, it is imperative that we as a company continue our focus on the business of discovering, developing and operating our gold mines. I want to emphasize that both the Board of Directors and Meridian Gold’s leadership team are extremely proud of your ability to remain sharply focused on the tasks at hand. We are keenly aware that Meridian Gold’s success is a direct result of your hard work, and we look forward to continuing to build the Premier Value Gold Company with you.
The press release includes a more detailed discussion of the Board of Director’s decision, and I also encourage you to read the Board of Director’s formal response enclosed in a filing that we have made today with Canadian Securities Regulators and the Securities and Exchange Commission and which is publicly available at www.sedar.com, www.sec.gov or in the Investors section of the Meridian Gold’s website at www.meridiangold.com.

Please be assured that we will keep you apprised of developments as we are permitted to do so. Thank you for your continued dedication.
Sincerely,
/s/ Ed Dowling
Ed Dowling
CEO
Meridian Gold Inc.
Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Meridian Gold with the SEC on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of Meridian Gold’s Directors’ Circular are also available at www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Cautionary Statement
This communication, including the discussion of the reasons for the Board of Directors’ recommendation that Meridian Gold shareholders reject the Yamana offer, contains forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the United States Securities Exchange Act of 1934, as amended) that are based on expectations, estimates and projections as of the date of this communication. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this communication.
Forward-looking statements contained in this communication are based on a number of assumptions that may prove to be incorrect, including, but not limited to: the value of the assets of Meridian Gold, Yamana and Northern Orion; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold and other metals; the strength of the economic fundamentals of gold relative to other base metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; changes in laws, rules and regulations applicable to Meridian Gold; and whether or not an alternative transaction superior to the Yamana offer may emerge. In addition to being subject to a number of assumptions, forward-looking statements in this communication involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.

Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this communication are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this communication.